Exhibit 99.1

Contact Information:
April 8, 2010	Michael H. Shapiro
Vice President and Chief Financial Officer
414-643-3000

FOR IMMEDIATE RELEASE

RBS Global, Inc. and Rexnord LLC Announce Tender Offers and Consent Solicitations for Certain of their Outstanding Notes

Milwaukee, WI – April 8, 2010

On April 7th, 2010, RBS Global, Inc. (“RBS Global”) and Rexnord LLC (“Rexnord” and, together with RBS Global, the “Companies”) launched cash tender offers and consent solicitations with respect to any and all of their outstanding 9.50% Senior Unsecured Notes due 2014 (the “2006 9.50% Notes”), 9.50% Senior Unsecured Notes due 2014 (the “2009 9.50% Notes”) and 8.875% Senior Unsecured Notes due 2016 (the “8.875% Notes”, and, together with the 2006 9.50% Notes and the 2009 9.50% Notes, the “Notes”).

The Notes and other information relative to the tender offers and consent solicitations are set forth in the table below.

Title of Security	CUSIP and ISIN Numbers	Aggregate Principal Amount Outstanding(1)	Tender Offer Consideration(²)	Consent Payment(3)	Total Consideration(²)

9.50% Senior Unsecured Notes due 2014 (2006 9.50% Notes)	75524DAB6; US75524DAB64	$795,000,000	$1,000.00	$60.00	$1,060.00

9.50% Senior Unsecured Notes due 2014 (2009 9.50% Notes)	U7533PAD4; USU7533PAD43 75524DAH3; US75524DAH35	$196,270,000	$1,000.00	$60.00	$1,060.00

8.875% Senior Unsecured Notes due 2016 (8.875% Notes)	75524DAG5; US75524DAG51	$79,002,000	$1,000.00	$52.50	$1,052.50

1	As of March 31, 2010.
2	For each $1,000 principal amount of Notes, excluding accrued but unpaid interest thereon, which will be paid in addition to the tender offer consideration or the total consideration, as applicable.
3	For each $1,000 principal amount of Notes tendered prior to the Consent Date.

In connection with the tender offers, the Companies are soliciting the consents of the holders of the Notes to proposed amendments to each indenture governing each series of the Notes (the “Proposed Amendments”). The primary purpose of the consent solicitations and Proposed Amendments is to eliminate substantially all of the material restrictive covenants, eliminate or modify certain events of default and eliminate or modify related provisions in the indentures governing the Notes. In order for the Proposed Amendments to be effective with respect to an applicable series of Notes, holders of at least a majority of the outstanding aggregate principal amount of such series of Notes must consent to such Proposed Amendments. Holders who desire to tender their Notes must consent to the Proposed Amendments and holders may not deliver consents without tendering the related Notes.

Each holder who validly tenders its Notes and delivers consents to the Proposed Amendments prior to 5:00 p.m., New York City time, on April 20, 2010, unless such time is extended by the Companies (the “Consent Date”), will receive, if such Notes are accepted for purchase pursuant to the tender offers, the total consideration of (1) $1,060.00 per $1,000 principal amount of 2006 9.50% Notes or 2009 9.50% Notes tendered, which includes $1000.00 as the tender offer consideration and $60.00 as a consent payment; and (2) $1052.50 per $1,000 principal amount of 8.875% Notes tendered, which includes $1,000.00 as the tender offer consideration and $52.50 as a consent payment. In addition, accrued interest up to, but not including, the applicable payment date of the Notes will be paid in cash on all validly tendered and accepted Notes.

Each tender offer is scheduled to expire at 12:00 midnight, New York City time, on May 4, 2010, unless extended or earlier terminated (the “Expiration Date”). Tendered Notes may be withdrawn and consents may be revoked at any time prior to the Consent Date but not thereafter, except to the extent that the Companies are required by law to provide additional withdrawal rights. Holders who validly tender their Notes and deliver their consents after the Consent Date will receive only the tender offer consideration and will not be entitled to receive a consent payment if such Notes are accepted for purchase pursuant to the tender offers. Subject to the terms and conditions described below, payment of the tender offer consideration or total consideration, as applicable, will occur promptly after the Expiration Date (such payment is currently expected to occur on or about May 5, 2010, unless the Expiration Date is extended or the tender offers are earlier terminated). In addition, at any time after the Consent Date but prior to the Expiration Date, and subject to the terms and conditions described below, the Companies may accept for purchase Notes validly tendered on or prior to such time and purchase such notes for the tender offer consideration or total consideration, as applicable, promptly thereafter.

The consummation of the tender offers and the consent solicitations is conditioned upon, among other things, (i) the issuance of new senior unsecured debt, with terms (including economic terms) acceptable to the Companies in their sole discretion, to permit the closing of the tender offers, consent solicitations and related transactions, and the availability of proceeds from the issuance of the new debt necessary to pay the applicable total consideration and interest to the applicable payment date, for validly tendered notes (including applicable premiums, fees and expenses) and (ii) receipt of the consent of the holders of at least a majority of the outstanding aggregate principal amount of each of the 2006 9.50% Notes and the 2009 9.50% Notes to the applicable Proposed Amendments.

If any of the conditions are not satisfied, the Companies may terminate the tender offers and return tendered Notes. The Companies have the right to waive any of the foregoing conditions with respect to the Notes of any or all series and to consummate any or all of the tender offers and the consent solicitations. In addition, the Companies have the right, in their sole discretion, to terminate the tender offers and/or the consent solicitations at any time, subject to applicable law.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The complete terms and conditions of the tender offers and consent solicitations are set forth in an Offer to Purchase and Consent Solicitation Statement dated April 7, 2010 and the related Consent and Letter of Transmittal (the “Tender Offer Documents”) that are being sent to holders of the Notes. The tender offers and consent solicitations are being made only through, and subject to the terms and conditions set forth in, the Tender Offer Documents and related materials.

Credit Suisse Securities (USA) LLC will act as Dealer Manager and Solicitation Agent for the tender offers and consent solicitations. Questions regarding the tender offers or consent solicitations may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or at (212) 538-2147 (collect).

D.F. King & Co., Inc. will act as the Information Agent for the tender offers and consent solicitations. Requests for the Tender Offer Documents may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for brokers and banks) or (800) 290-6426 (for all others).

Neither of the Companies’ respective boards of directors nor any other person makes any recommendation as to whether holders of Notes should tender their Notes or provide the related consents, and no one has been authorized to make such a recommendation. Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related consents, and if they decide to do so, the principal amount of the Notes to tender. Holders of the Notes should read carefully the Tender Offer Documents and related materials before any decision is made with respect to the tender offer and consent solicitation.

About RBS Global and Rexnord LLC

RBS Global is the parent company of Rexnord LLC. Headquartered in Milwaukee, Wisconsin, we believe we are a leading, global multi-platform industrial company comprised of two strategic platforms: Power Transmission and Water Management, with approximately 5,700 employees worldwide. Our Power Transmission products include gears, couplings, industrial bearings, flattop chain and modular conveyer belts, special components, industrial chain and conveying equipment and aerospace bearings and seals. Our Water Management products include professional grade specification drainage, water control, PEX piping and commercial brass products. Additional information about the Companies can be found at www.rexnord.com and www.zurn.com.

Forward-Looking Statements

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to the Companies as of the date of the release, and the Companies assume no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Companies’ annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

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